Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Hawaiian Holdings, Inc.

We have audited the accompanying balance sheets of Hawaiian Holdings, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2004.  Our audits also included the financial statement schedule listed in the index at Item 9.01(c). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 30, 2005, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company’s wholly-owned subsidiary, Hawaiian Airlines, Inc., has emerged from Chapter 11 bankruptcy protection and the Company has completed the financing transactions described in Note 14. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hawaiian Holdings, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 30, 2005, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Honolulu, Hawaii
March 30, 2005, except for Note 14,
as to which the date is June 2, 2005

Hawaiian Holdings, Inc.

(Parent Company of Debtor)

Statements of Operations (in thousands, except per share data)

	Year ended December 31,
	2004*	2003**	2002***
Operating Revenue:
Passenger	$—	$133,687	$541,992
Charter	—	11,832	46,480
Cargo	—	5,619	21,319
Other	—	5,926	22,247
Total operating revenue	—	157,064	632,038
Operating Expenses:
Wages and benefits	—	55,217	205,422
Aircraft fuel, including taxes and oil	—	25,716	95,457
Maintenance materials and repairs	—	15,573	90,194
Aircraft rent	—	29,502	83,462
Other rentals and landing fees	—	6,146	24,179
Sales commissions	—	1,096	14,645
Depreciation and amortization	—	1,813	8,577
Restructuring charges	—	—	8,701
Other	7,266	37,094	157,480
Total operating expenses	7,266	172,157	688,117
Operating Loss	(7,266)	(15,093)	(56,079)
Non-operating Income (Expense):
Reorganization items, net	—	(1,773)	—
Interest income, net	4	54	625
Loss of disposition of equipment and other, net	—	(186)	(22)
Total non-operating income (expense)	4	(1,905)	603
Loss Before Income Tax Provision	(7,262)	(16,998)	(55,476)
Income Tax Provision	—	—	(2,799)
Net Loss	$(7,262)	$(16,998)	$(58,275)
Net Loss Per Common Stock Share:
Basic	$(0.24)	$(0.60)	$(1.88)
Diluted	$(0.24)	$(0.60)	$(1.88)
Weighted Average Number of Common Shares Outstanding:
Basic	29,651	28,435	31,024
Diluted	29,651	28,435	31,024

*                                         Includes the deconsolidated results of Hawaiian Holdings, Inc. for the entire period.

**                                  Includes the consolidated results of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from January 1, 2003 through March 31, 2003 and the deconsolidated results of Hawaiian Holdings, Inc. from April 1, 2003 through December 31, 2003.

***                           Includes the consolidated results of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period.

See accompanying notes.

Hawaiian Holdings, Inc.

(Parent Company of Debtor)

Balance Sheets (in thousands, except share data)

	December 31,
	2004*	2003*
ASSETS
Current Assets:
Cash and cash equivalents	$2,169	$1
Other receivables	—	286
Prepaid expenses and other	175	75

Total current assets	2,344	362

Noncurrent Assets:
Restricted cash	500	500

Total Assets	2,844	862

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	593	771
Accrued liabilities	763	474
Due to related parties	1,478	2,046

Total current liabilities	2,834	3,291

Other Liabilities and Deferred Credits:
Losses in excess of investment in Hawaiian Airlines, Inc.	61,302	61,302

Commitments and Contingent Liabilities

Shareholders’ Deficiency:
Common Stock – $0.01 par value, 60,000,000 shares authorized, 30,751,227 and 28,456,165 shares issued and outstanding in 2004 and 2003, respectively	307	285
Preferred Stock – $0.01 par value, 2,000,000 shares authorized, three and seven shares issued and outstanding; designated as Special Preferred Stock, at December 31, 2004 and 2003, respectively	—	—
Capital in excess of par value	69,756	60,077
Accumulated deficit	(131,355)	(124,093)

Shareholders’ deficiency	(61,292)	(63,731)

Total Liabilities and Shareholders’ Deficiency	$2,844	$862

*                    Includes the deconsolidated balance sheet of Hawaiian Holdings, Inc.

See accompanying notes.

Hawaiian Holdings, Inc.
(Parent Company of Debtor)
Statements of Shareholders’ Deficiency and Comprehensive Loss (in thousands, except share data)
For the Years ended December 31, 2004, 2003, and 2002

	Common Stock	Special Preferred Stock	Capital In Excess of Par Value	Notes Receivable from Common Stock Sales	Accumulated Deficit	Accumulated Comprehensive Income (Loss)	Total
Balance at December 31, 2001	$342	$—	$84,665	$(1,560)	$(48,820)	$(55,837)	$(21,210)
Net loss	—	—	—	—	(58,275)	—	(58,275)
Minimum pension liability adjustment	—	—	—	—	—	(44,463)	(44,463)
Unrealized gain on hedge instruments	—	—	—	—	—	6,126	6,126
Comprehensive loss							(96,612)
Exercise of options to acquire 20,000 shares of Common Stock	—	—	41	—	—	—	41
Distribution to Pilots’ 401(k) Plan of 1,051,214 shares of Common Stock	11	—	3,280	—	—	—	3,291
Repurchase of 990,700 shares of Common Stock	(10)	—	(3,117)	—	—	—	(3,127)
Repurchase of 5,880,000 shares of Common Stock tendered	(59)	—	(24,931)	—	—	—	(24,990)
Return of 934 shares of Common Stock	—	—	(3)	—	—	—	(3)
Balance at December 31, 2002	284	—	59,935	(1,560)	(107,095)	(94,174)	(142,610)
Net loss	—	—	—	—	(16,998)	—	(16,998)
Reclassification adjustment for gains included in net loss on hedge instruments	—	—	—	—	—	(1,718)	(1,718)
Comprehensive loss							(18,716)
Distribution to Pilots’ 401(k) Plan of 105,776 shares of Common Stock	1	—	142	—	—	—	143
Deconsolidation of Hawaiian Airlines, Inc.	—	—	—	1,560	—	95,892	97,452
Balance at December 31, 2003	285	—	60,077	—	(124,093)	—	(63,731)
Net and comprehensive loss	—	—	—	—	(7,262)	—	(7,262)
Issuance of 1,001,062 shares of Common Stock	10	—	5,572	—	—	—	5,582
Exercise of options to acquire 1,294,000 shares of Common Stock	12	—	4,107	—	—	—	4,119
Cancellation of four shares of Series A Special Preferred Stock	—	—	—	—	—	—	—
Balance at December 31, 2004	$307	$—	$69,756	$—	$(131,355)	$—	$(61,292)

See accompanying notes.

Hawaiian Holdings, Inc.
(Parent Company of Debtor)
Statements of Cash Flows (in thousands)
For the Years ended December 31, 2004, 2003, and 2002

	2004*	2003**	2002***
Cash Flows From Operating Activities:
Net loss	$(7,262)	$(16,998)	$(58,275)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities before reorganization activities:
Depreciation	—	1,669	8,010
Amortization	—	144	567
Net periodic postretirement benefit cost	—	642	2,598
Restructuring charges	—	—	8,701
Loss on disposition of equipment	—	1	118
Advance on sale of frequent flyer miles	—	—	24,000
Decrease (increase) in restricted cash	—	(13,710)	3,708
Decrease (increase) in accounts receivable	—	(3,604)	6,917
Increase in prepaid expenses and other	(100)	(3,776)	(270)
Decrease in deferred taxes, net	—	—	5,904
Decrease in accounts payable	(178)	(7,080)	(677)
Increase (decrease) in air traffic liability	—	3,136	(667)
Increase (decrease) in accrued liabilities	289	518	(5,284)
Other, net	(282)	2,843	15,028
Net cash provided by (used in) operating activities before reorganization activities	(7,533)	(36,215)	10,378
Cash Flows From Reorganization Activities:
Professional fees paid for services rendered in connection with bankruptcy proceedings	—	(1,773)	—
Net cash used by reorganization activities	—	(1,773)	—
Net cash provided by (used in) operating activities	(7,533)	(37,988)	10,378
Cash Flows From Investing Activities:
Additions to property and equipment	—	(2,577)	(9,693)
Progress payments on flight equipment	—	—	(21)
Net proceeds from disposition of equipment	—	1	2,123
Net cash used in investing activities	—	(2,576)	(7,591)
Cash Flows From Financing Activities:
Long-term borrowings	—	—	344
Repayment of long-term debt	—	(481)	(4,450)
Repayment of capital lease obligations	—	(262)	(1,554)
Proceeds from issuance of common stock	9,701	—	41
Repurchase of common stock	—	—	(28,120)
Net cash provided by (used in) financing activities	9,701	(743)	(33,739)
Net impact on cash of Hawaiian Airlines, Inc. deconsolidation	—	(30,600)	—
Net increase (decrease) in cash and cash equivalents	2,168	(71,907)	(30,952)
Cash and cash equivalents – Beginning of Year	1	71,908	102,860
Cash and cash equivalents – End of Year	$2,169	$1	$71,908

*                    Includes the deconsolidated cash flows of Hawaiian Holdings, Inc. for the entire period.

**             Includes the consolidated cash flows of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from January 1, 2003 through March 31, 2003 and the deconsolidated cash flows of Hawaiian Holdings, Inc. from April 1, 2003 through December 31, 2003.

***      Includes the consolidated cash flows of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period.

Hawaiian Holdings, Inc.
Notes to Financial Statements
(in thousands, unless otherwise indicated)

1.                                      Business and Organization

Hawaiian Holdings, Inc. (the “Company”) is a holding company incorporated in the State of Delaware. On August 29, 2002, Hawaiian Airlines, Inc. (“Hawaiian”) became a wholly owned subsidiary of the Company pursuant to a corporate restructuring under which the shareholders of Hawaiian, as described in more detail below, exchanged their Hawaiian shares for Company shares on a one-for-one basis and became shareholders of the Company (the “Corporate Restructuring”). Hawaiian was incorporated in January 1929 under the laws of the Territory of Hawaii and, based on operating revenue and revenue passenger miles, is the largest airline headquartered in Hawaii. Hawaiian is engaged primarily in the scheduled transportation of passengers, cargo and mail. Following the Corporate Restructuring, the shareholders of the Company had substantially the same rights, privileges and interests with respect to the Company as they had with respect to Hawaiian immediately prior to the Corporate Restructuring, except for any such differences that arose from differences between Delaware and Hawaii law. As a result of the Corporate Restructuring, the Company’s primary asset is its sole ownership, directly and indirectly, of all issued and outstanding shares of common stock of Hawaiian.

In connection with the Corporate Restructuring, Airline Investors Partnership, L.P. (“Airline Investors Partnership”), the majority shareholder of the Company prior to the Corporate Restructuring, was restructured into a limited liability company called AIP, LLC (“AIP”). As part of the AIP restructuring, the Company acquired and now owns, indirectly through a subsidiary, all of the shares of Hawaiian common stock that were previously held by Airline Investors Partnership. In exchange, AIP received the same number of shares of the Company’s common stock that Airline Investors Partnership owned of Hawaiian common stock immediately prior to the exchange. Immediately after the Airline Investors Partnership the remaining outstanding shares of Hawaiian common stock and all of the shares of Hawaiian special preferred stock, with each of these shares being converted into one share of the Company’s common stock. After the completion of the Corporate Restructuring, the shareholders of the Company held the same relative percentage of the Company’s common stock as they did of Hawaiian common and special preferred stock immediately prior to the Corporate Restructuring.

Also as part of the Corporate Restructuring, the Company issued to AIP and each of the three labor unions having the right to nominate individuals to the Company’s board of directors, a number of shares of a corresponding series of the Company’s Special Preferred Stock equal to the number of shares of Hawaiian Special Preferred Stock that they held immediately prior to the Corporate Restructuring. In addition, the existing stockholders agreement among Hawaiian, Airline Investors Partnership and the three labor unions having board nomination rights was amended and restated to make the Company and AIP parties to the agreement and to have them assume all the rights and obligations of Hawaiian and Airline Investors Partnership under the existing stockholders agreement, respectively. As a result, after the completion of the Corporate Restructuring, the relative governance rights in the Company of AIP and these three labor unions were substantially the same as the rights in Hawaiian of Airline Investors Partnership and these three labor unions immediately prior to the Corporate Restructuring.

On June 14, 2004, RC Aviation LLC (“RC Aviation”) purchased ten million shares of the Company’s common stock from AIP, reducing AIP’s ownership of the Company to approximately 14 percent of the Company’s outstanding common stock. Also as part of the purchase, John W. Adams resigned as the Company’s Chairman and Chief Executive Officer and RC Aviation and AIP entered into a stockholders agreement, under which, among other things, AIP agreed to cause the directors that AIP had previously designated to the Board of Directors of the Company to resign (other than Gregory S. Anderson), and Lawrence S. Hershfield and Randall L. Jenson (the “RC Designees”) to be appointed to the Company’s Board of Directors. AIP also agreed, among other things, to vote all of its common stock and Special Preferred Stock (i) in favor of the election, as members of the Board of Directors of the Company, of persons identified by RC Aviation for nomination or so nominated in accordance with the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended Bylaws, (ii) to otherwise effect the intent of the stockholders agreement, which is to cause RC Designees to become members of the Board of Directors of the Company, and (iii) to otherwise vote such equity securities at the direction of RC Aviation. On December 30, 2004, the Company and AIP entered into an agreement whereby the four shares of

Special Preferred Stock of the Company held by AIP were cancelled and AIP no longer has any beneficial ownership or any other form of right, title or interest in, the shares of Special Preferred Stock.

References herein to the “Company” refer to (i) Hawaiian Airlines, Inc. only, with respect to periods prior to the Corporate Restructuring; (ii) Hawaiian Holdings, Inc. and its subsidiaries, with respect to the period from the Corporate Restructuring through and including March 31, 2003; and (iii) Hawaiian Holdings, Inc. only, with respect to the periods from and after April 1, 2003.

2.                                      Bankruptcy Filing, Liquidity and Going Concern

On March 21, 2003 (the “Petition Date”), Hawaiian filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court”). The Company did not file a voluntary petition for relief under Chapter 11. Hawaiian has continued to operate its business under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 filing triggered defaults, or termination events, on substantially all debt and lease obligations, and certain contractual obligations, of Hawaiian. Subject to certain exceptions under the Bankruptcy Code, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date. At a hearing held on March 21, 2003, the Bankruptcy Court granted Hawaiian’s first day motions for various relief designed to stabilize its operations and business relationships with customers, vendors, employees and others and entered orders granting authority to Hawaiian to, among other things: pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; honor customer service programs, including the HawaiianMiles program and ticketing policies; honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges; and pay certain other obligations.

On March 31, 2003, BCC Equipment Leasing Corporation (“BCC Leasing”), an affiliate of The Boeing Company, filed a motion seeking the appointment of a Chapter 11 trustee (the “Trustee Motion”). BCC Leasing asserted that John W. Adams (“Mr. Adams”), the Chairman and Chief Executive Officer of the Company and Hawaiian at that time, could not be relied upon to act in the best interest of creditors or a successful reorganization because he had allegedly engaged in extensive self-dealing and allegedly had disabling conflicts of interest. BCC Leasing specifically pointed to a “self-tender” of Hawaiian that occurred in the spring of 2002, as described more fully in Note 10, which resulted in 5,880,000 shares of Hawaiian’s stock being repurchased by Hawaiian at a price in excess of the then-trading price, of which a significant portion was repurchased from Mr. Adams and an entity controlled by Mr. Adams. On May 16, 2003, the Bankruptcy Court issued an order granting the Trustee Motion. As a result, a Chapter 11 trustee, Joshua Gotbaum, (the “Trustee”), is in charge of operating Hawaiian’s business, under the jurisdiction of the Bankruptcy Court, and has the power to investigate and enforce claims relating to transfers of property that occurred prior to the Petition Date. Additionally, Hawaiian’s exclusive periods to file and solicit acceptances of a plan of reorganization terminated upon the appointment of the Trustee.

A pre-petition liability that requires different treatment under the Bankruptcy Code relates to certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract. Under Section 1110 of the Bankruptcy Code, actions to collect most pre-petition liabilities of this nature are automatically stayed for 60 days only, except under two conditions: (a) a debtor may extend the 60-day period by agreement with the relevant financier and with court approval; or (b) a debtor may agree to perform all of the obligations under the applicable financing and cure any defaults as required under the bankruptcy code. If neither of these conditions is met, the financier may demand the return of the aircraft or take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment at the end of the 60-day period. With respect to Hawaiian, the 60-day period under Section 1110 expired May 20, 2003. Hawaiian entered into various stipulations with each of it aircraft lessors to extend the Section 1110 deadlines on several occasions. Hawaiian subsequently reached agreements with Ansett Worldwide Aviation Services, Inc. (“Ansett”), International Lease Finance Corporation (“ILFC”), and BCC Leasing, who together lease Hawaiian its entire fleet of Boeing 767 and 717 aircraft, on revised long-term leases, which have been approved by the Bankruptcy Court. Hawaiian also cancelled the delivery of two Boeing 767 aircraft scheduled for delivery during 2003 and returned two Boeing 717 aircraft to BCC Leasing in late 2003 and early 2004. The revised leases and cancellations provide Hawaiian with significant savings in monthly aircraft rentals, but also result in lease related claims against Hawaiian for Ansett (the “Ansett Claim”) and BCC Leasing of approximately $107.5 million and $66.5 million, respectively.

On September 9, 2004, the Company, the Trustee, the Official Committee of Unsecured Creditors, HHIC, Inc., a wholly-owned subsidiary of the Company (“HHIC”), and RC Aviation, LLC (“RC Aviation”), filed an amended Joint Plan of Reorganization (as amended on October 4, 2004 and on March 11, 2005 and as may be amended from time to time thereafter, the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provides for payment in full, without interest accruing after the Petition Date, of all allowed claims, including unsecured claims. Additionally, the Joint Plan provides for the Company to retain its existing equity interest in Hawaiian, although the Company will be required to issue shares of its common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of existing common shareholders of the Company. The Joint Plan was submitted to creditors for vote on approximately October 15, 2004. All Class 5 creditors who voted accepted the Joint Plan. More than 95% in both number and amount of each other impaired class of creditors entitled to vote on the Joint Plan accepted the Joint Plan. The Company and HHIC, as the sole shareholders of Hawaiian, also voted to accept the Joint Plan. The Joint Plan was, therefore, accepted by more than the required two-thirds of the dollar amount of eligible claims and more than the required one-half of the number of claims from each class of creditors entitled to vote on the Joint Plan. At the conclusion of the confirmation hearing for the Joint Plan on March 11, 2005, the Bankruptcy Court concluded that all of the requirements for confirmation had been met and that findings of fact and conclusions of law and an order would be entered following ratification of the proposed agreements with the Association of Flight Attendants (AFA) and the Air Line Pilots Association (ALPA).

On or about February 19, 2005, a final proposed agreement was reached with the negotiating committee of AFA, and on March 14, 2005, the agreement was ratified. On March 14, 2005, a final proposed agreement (the “Proposed ALPA Agreement”) was reached with the negotiating committee of ALPA, but the members of ALPA did not ratify the Proposed ALPA Agreement. Consequently, on March 29, 2005, the Trustee’s motion (the “Section 1113 Motion”) to impose an agreement on ALPA pursuant to Section 1113 of the Bankruptcy commenced before the Bankruptcy Court, but was not completed. The hearing was continued to April 13, 2005, and is anticipated to be completed no later than April 15, 2005, though the Bankruptcy Court may not rule at the conclusion of the hearing. Hawaiian and ALPA may engage in negotiations before the hearing resumes.

The following table briefly summarizes the classification and treatment of claims under the Joint Plan, the estimated allowed claims and the anticipated treatment (in millions):

			Anticipated Treatment
Class	Classification	Treatment under the Joint Plan	Cash	Installment Payments	Common Stock
Unclassified	Unsecured Priority Tax Claims	In cash, paid in up to twenty-four (24) equal quarterly installments.	$1.2	$30.1	$—

Class 1 (Unimpaired)	Secured Priority Tax Claims	In cash, paid in accordance with the legal, equitable and contractual rights of the holder of the claim.	1.0	—	—

Class 2 (Unimpaired)	Other Secured Claims	Generally, at the election of Hawaiian, (i) cash, (ii) surrender of the collateral securing the claim, (iii) cure and reinstatement, or (iv) retention by the holder of the claim of its legal, equitable and contractual rights.	—	2.8	—

Class 3 (Unimpaired)	Other Priority Claims	Cash	0.1	—	—

Class 4(1) (Impaired)	Unsecured Claims not included in a category below.	At the election of the holder, either (i) cash in an amount equal to fifty percent (50%) of the allowed claim and common stock of the Company equal to fifty percent (50%) of the allowed claim, based on a stock value of $6.16 per share; or (ii) cash equal to 100% of the allowed claim.	36.3	—	—

Class 5(2) (Impaired)	Lease Related Claims	Cash in an amount equal to fifty percent (50%) of the claim and common stock of the Company equal to fifty percent (50%) of the claim, based on a stock value of $6.16 per share.	87.0	—	87.0

Class 6 (Impaired)	Convenience Claims	Cash	0.8	—	—

Class 7 (Impaired/ Unimpaired)	Equity Interests

Holders of equity interests in Hawaiian shall retain their interests in the reorganized Hawaiian, without modification or alteration by the Joint Plan. However, the Company will be required to issue new common stock to creditors of Hawaiian, which will result in a dilution of the ownership interest of Holdings’ existing common shareholders.

		Total	$126.4	$32.9	$87.0

The amounts and classifications of the claims above are based on the amounts agreed in the settlement of the claims, with the exception of disputed claims, where the gross claim amount has been included. It is expected that the ultimate resolution of the disputed claims will be lower, but we can provide no assurance that this will occur. For these reasons, the ultimate amounts and classifications of such claims cannot yet be determined.

(1)                                  The amount and classification of the claim filed by American Airlines, Inc. (“AA”) are in dispute. AA has filed a claim for approximately $11.0 million, which it contends belongs to Class 4. Hawaiian disputes a substantial portion of AA’s claim, but the full $11.0 million is included above. Hawaiian also contends that a significant portion of AA’s claim should be categorized in Class 5.

(2)                                  To the extent a portion of AA’s claim is categorized in Class 5, AA will not receive cash or stock. It will receive a 15-year fully amortizing promissory note, which bears interest at the rate of 6.5% per annum. Because all of AA’s claim is included in Class 4 above, pending resolution of the classification dispute, none of that claim is included in Class 5.

The Trustee, the Company and RC Aviation entered into a Restructuring Support Agreement, dated as of August 26, 2004 (the “Restructuring Support Agreement”), pursuant to which the Company and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Joint Plan and to ensure that Hawaiian has at least the minimum amount of cash required by the Joint Plan. The Joint Plan provides that the minimum unrestricted cash on hand at Hawaiian on the effective date of the Joint Plan must be at least $70.0 million. In order to fund their obligations under the Joint Plan, the Company and RC Aviation have the flexibility to utilize one or more sources of financing, including the following: the issuance of up to $150.0 million of new debt by Hawaiian, such as new notes and/or a senior secured loan facility, the proceeds of a rights offering to existing shareholders of the Company, or the proceeds of the sale of a new series of the Company’s preferred stock in the Company to RC Aviation. The Company and RC Aviation are in the process of negotiating a $50.0 million senior secured credit facility as well as the issuance of up to $100.0 million of convertible senior notes. RC Aviation will receive shares of common stock of the Company valued at $6.16 per share on account of 50% of the lease-related claims controlled by RC Aviation. If necessary to make distributions to holders of claims and to satisfy the minimum cash requirement, in exchange for the 50% cash portion that RC Aviation is to receive on account of its lease-related claims, RC Aviation may defer the cash payment it is to receive and has agreed to accept a six-month note if Hawaiian does not have sufficient cash to pay all obligations due on the effective date and retain at least $70 million in unrestricted cash.

On the effective date of the Joint Plan, the Company will issue a warrant (the “Warrant”) to RC Aviation as required pursuant to an agreement between RC Aviation and the Company dated August 24, 2004 in which RC Aviation and its members entered into a firm commitment to (i) provide funds to purchase up to $175.0 million of lease claims at an agreed upon discount, (ii) provide up to $60.0 million if required to fund the Joint Plan, and (iii) fund a tender offer for all Class 4 claims in the event the Joint Plan was not consummated by March 31, 2005, which the Trustee and RC Aviation have extended until April 29, 2005, estimated at the time to require approximately $38.0 million. The up to $60.0 million required to be funded by RC Aviation will be funded, based upon current circumstances, through the issuance of a new series of nonvoting convertible preferred stock of the Company, providing for dividends at the rate of 5% per annum, payable at the option of the Company in cash or in kind. If in kind, the holder may elect to receive preferred stock or Common Stock. The preferred stock would be convertible into Common Stock on or after the twelve month anniversary of the issuance date at a price per share based on then current market conditions, but not in excess of $6 per share. The preferred stock would be mandatorily redeemable in cash five years from the issue date. The Company would be required to use its best efforts to redeem the preferred stock, at 105% of its face amount, prior to the twelve month anniversary of issuance out of the proceeds of a rights offering of Common Stock.

The Warrant issued to RC Aviation will entitle its holder to purchase 100 shares of Series E Preferred Stock. The Series E Preferred Stock will have an aggregate liquidation preference equal to the Black Scholes valuation of the Common Stock Warrant (as defined below). The Series E Preferred Stock will be nonvoting, but will participate in dividends, distributions, mergers and similar events, liquidation, dissolution or winding up of the Company in an amount equal to the greater of the liquidation preference of the Series E Preferred Stock and the amount that would be received based upon participation with the Common Stock on a pro rata basis. Upon the receipt of shareholder approval of an increase in the number of authorized shares of Common Stock, the Warrant shall be automatically exchanged for a warrant (the “Common Stock Warrant”) entitling the holder to purchase 5% of the fully diluted Common Stock (upon giving effect to all securities issued upon the Effective Date), at an exercise price of $7.20 per share, subject to adjustment for certain anti-dilutive events. In addition, if RC Aviation is required to fund the up to $60.0 million referred to above, RC Aviation will be entitled to receive a commitment fee in the form of an additional warrant on the terms described above exercisable for 1% of the outstanding Common Stock on a fully diluted basis, for each $12.0 million of preferred stock purchased by RC Aviation.

The Chapter 11 Filing, including the subsequent appointment of the Trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raised substantial doubt about the ability of the Company and Hawaiian to continue as a going concern. The ability of the Company to continue as a going concern is contingent upon the Company’s ability to consummate the Joint Plan, or another plan of reorganization of Hawaiian. While management believes they have obtained the necessary approvals and arranged the necessary financing in order to consummate the Joint Plan, with the exception of the approval of ALPA, such financing is contingent upon Hawaiian’s ultimate emergence from bankruptcy protection. The occurrence of certain events prior to Hawaiian’s emergence from bankruptcy (including the inability to resolve the outstanding ALPA issues) could result in the arranged financing not being available, which might prevent the Company from consummating the Joint Plan and therefore delay or prevent Hawaiian’s emergence from bankruptcy. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any of the adjustments that would result if the Company were unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of assets or the amounts of liabilities of the Company that will be necessary as a consequence of the consummation of the Joint Plan or another plan of reorganization of Hawaiian.

See Note 14 for events relating to Hawaiian’s bankruptcy and the Company’s ability to continue as a going concern occurring subsequent to the original issuance of these financial statements in March 2005.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation

Prior to the bankruptcy of Hawaiian, the Company consolidated Hawaiian pursuant to Statement of Financial Accounting Standards (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries”, because the Company controlled Hawaiian through its ownership of all of the voting stock of Hawaiian. Following the Petition Date, the Company expected to regain full control of Hawaiian in a relatively short period of time. The Company had re-negotiated Hawaiian’s collective bargaining agreements with its pilots, mechanics, and flight attendants prior to filing bankruptcy, Hawaiian had minimal secured debt or other secured non-aircraft claims, and then-current management believed that Hawaiian’s operating leases could be re-negotiated in a short period of time through the Chapter 11 bankruptcy process. Furthermore, the Company and Hawaiian continued to have both a common Board of Directors and common management. As a result, the Company continued to consolidate Hawaiian through March 31, 2003. However, the filing of the Trustee Motion created significant uncertainty regarding the ability of the Company to facilitate a timely reorganization and regain full control of Hawaiian in a relatively short period of time. This uncertainty was further confirmed on May 16, 2003, upon the Bankruptcy Court’s issuance of the order granting the Trustee Motion, which resulted in the appointment of the Trustee to operate Hawaiian’s business, instead of the common Board of Directors and common management of the Company and Hawaiian. As a result, effective April 1, 2003, the Company deconsolidated Hawaiian and prospectively accounted for its ownership of Hawaiian using the cost method of accounting. The deconsolidation resulted in the removal of the following assets, liabilities and comprehensive loss item from the Company’s consolidated financial statements:

Assets
Cash and cash equivalents	$30,600
Restricted cash	36,412
Accounts receivable, net	31,697
Prepaid expenses and other	15,256
Spare parts and supplies	5,140
Property and equipment, net	46,447
Long-term prepayments and other	44,840
Reorganization value, net	28,320

Liabilities
Accounts payable	24,322
Air traffic liability	113,110
Other accrued liabilities	42,415
Accumulated pensions and other postretirement benefit obligations	113,816
Other liabilities and deferred credits	26,198
Liabilities subject to compromise	76,045

Comprehensive loss (gain)
Minimum pension liability	96,063
Unrealized gain on hedge instruments	(171)

The deconsolidation resulted in a deferred credit of $61.3 million, which represents the losses of Hawaiian in excess of the Company’s investment in Hawaiian as of April 1, 2003. The deferred credit will remain on the Company’s balance sheet until such time as the Company either regains full control of Hawaiian or disposes of its remaining interests in Hawaiian. The Company has not recorded any additional losses of Hawaiian subsequent to March 31, 2003, as the Company has no obligation to fund such losses.

The Company’s results of operations include the operating results of Hawaiian through March 31, 2003, but for no subsequent periods. Due to the deconsolidation, the financial statements and certain footnotes included herein do not reflect comparable business activity on a year-to-year basis. The 2002 statement of operations includes the consolidated operating results of the Company and Hawaiian for the entire year. The 2003 statement of operations includes the consolidated operating results of the Company and Hawaiian through March 31, 2003, and the deconsolidated results of the Company only, which consists substantially of legal and consulting fees related to the Company’s pursuit of the Joint Plan, legal fees for general corporate matters and insurance premiums included in other operating expenses, for the period from April 1, 2003 to December 31, 2003. The 2004 statement of operations includes the deconsolidated results of the Company only for the entire year. The balance sheets at December 31, 2004 and 2003 include the deconsolidated balances of the Company only. Summary financial information of Hawaiian as of and for the years ended December 31, 2004 and 2003, is presented below.

Balance Sheet Data

	2004	2003
Cash and cash equivalents	$110,647	$87,728
Current assets	221,443	207,622
Total assets	334,205	328,371
Current liabilities	207,689	206,626
Liabilities subject to compromise	214,695	134,532
Total liabilities	627,313	537,602
Shareholders’ deficiency	293,108	209,231

Income Statement Data

	2004	2003
Operating revenue	$763,965	$706,145
Operating expense	692,882	628,667
Operating income	71,083	77,478
Reorganization items, net	129,520	115,063
Loss before taxes	58,624	36,569
Provision for income taxes	16,816	12,944
Net loss	75,440	49,513

Hawaiian’s financial statements, from which the above summarized financial information was derived, are prepared in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), and on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, professional fees, realized gains and losses, and provisions for losses) directly associated with Hawaiian’s reorganization and restructuring are reported separately as reorganization items in the statements of operations. The balance sheets distinguish pre-petition liabilities subject to compromise both from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. The financial statements of Hawaiian do not include any of the adjustments that would result if Hawaiian was unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of the assets or the amounts of liabilities of Hawaiian that would be necessary as a consequence of the confirmation of the Joint Plan or another plan of reorganization.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Cash paid for interest during the years ended December 31, 2004, 2003 and 2002 was zero, $0.2 million and $1.2 million, respectively.

Restricted Cash

Restricted cash consists of the amount transferred to the Company by Hawaiian immediately prior to Hawaiian’s Chapter 11 filing. See Note 10.

Revenue Recognition

Passenger revenue is recognized either when the transportation is provided by Hawaiian or when the related ticket expires unused. The value of unused passenger tickets is included as air traffic liability (which is not included in the Company balance sheet as of December 31, 2004 or 2003 due to the deconsolidation of Hawaiian effective April 1, 2003). Hawaiian performs periodic evaluations of this estimated liability, and any resulting adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. Charter and cargo revenue is recognized when the transportation is provided.

Hawaiian sells mileage credits in its HawaiianMiles frequent flyer program to participating partners such as hotels, car rental agencies and credit card companies. Revenue from the sale of mileage credits is deferred and, beginning in 2003, recognized as passenger revenue when transportation is likely to be provided, based on the fair value of the transportation to be provided. Prior to 2003, these amounts were recognized on a comparable basis but were classified as other revenue. The related amounts in the statements of operations for the year ended December 31, 2002 have been reclassified to conform to the 2003 presentation. Amounts in excess of the fair value of the transportation to be provided are recognized currently as a reduction in marketing expenses.

Components of other revenue include ticket change fees, ground handling fees, sales of jet fuel, and other incidental services that are recognized as revenue when the related service is provided.

Frequent Flyer Program

Hawaiian recognizes a liability under its HawaiianMiles frequent flyer program as members accumulate mileage points. The incremental cost method is used, computed primarily on the basis of fuel, insurance and catering costs, exclusive of any overhead or profit margin.

Sales Commissions

Commissions from the sale of passenger traffic are recognized as expense when the transportation is provided and the related revenue is recognized.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2003 and 2002 was $2.1 million and $8.0 million, respectively (during the period Hawaiian was consolidated by the Company).

Stock Option Plans

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant.

The Company has adopted the pro forma disclosure features of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. As required by SFAS 123, pro forma information regarding net loss has been determined as if the Company had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123. The following table illustrates the pro forma effect on net loss if the Company had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123 for the years ended December 31, 2004, 2003 and 2002. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model. See Note 9 for the assumptions used to compute the pro forma amounts.

	2004	2003	2002
Net loss:	$(7,262)	$(16,998)	$(58,275)
As reported
Less: Total stock based employee compensation expense determined under the fair value method for all awards, net of related tax effects	318	376	849
Pro forma net loss	$(7,580)	$(17,374)	$(59,124)
Earnings per share
As reported:
Basic and diluted	$(0.24)	$(0.60)	$(1.88)
Pro forma:
Basic and diluted	$(0.26)	$(0.61)	$(1.91)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which replaces SFAS 123, and supersedes APB 25. SFAS 123R requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the financial statements based on their fair values. SFAS 123R also requires that tax benefits associated with these stock-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted. SFAS 123R will be effective for periods beginning after June 15, 2005. SFAS 123R offers alternative methods of adoption. At the present time, the Company has not yet determined which alternative method it will use. Depending on the method the Company adopts to calculate stock-based compensation expense upon the adoption of SFAS 123R, the pro forma disclosure above may not be indicative of the stock-based compensation expense to be recognized in periods beginning after June 15, 2005.

Earnings (Loss) Per Share

Basic earnings (loss) per share represents income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock were exercised or converted into shares of common stock or resulted in the issuance of shares of common stock that then shared in the earnings of the Company. Outstanding rights, warrants and options to purchase shares of the Company’s common stock are not included in the computation of diluted earnings per share if inclusion of these rights, warrants and options is antidilutive. Options and warrants to purchase approximately 1.5 million, 3.1 million, and 3.4 million shares of common stock in 2004, 2003, and 2002, respectively, were outstanding, but not included in the computation of diluted earnings (loss) per share as inclusion of these options and warrants would be antidilutive due to the Company’s net loss position.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

4.                                      Financial Instruments and Fuel Risk Management

Financial Instruments

The Company believes the carrying amounts of cash and cash equivalents, restricted cash, other receivables and accounts payable is a reasonable estimate of the fair value of these instruments due to their short-term nature.

Fuel Risk Management

During the three months ended March 31, 2003 that Hawaiian was consolidated by the Company, and for the year ended December 31, 2002, Hawaiian utilized heating oil forward contracts in an effort to manage market risks and hedge its financial exposure to fluctuations in its aircraft fuel costs. Hawaiian employed a strategy whereby heating oil contracts were used to hedge up to 50% of Hawaiian’s anticipated aircraft fuel needs. The Company measures fair value of its derivatives based on quoted market prices. Derivatives that are not designated as hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings as a component of non-operating income (loss). Such amounts were not material in any year presented.

In 2003, the Company ceased hedge accounting on Hawaiian’s derivative instruments, and recognized realized and unrealized net gains of $1.0 million (during the period Hawaiian was consolidated by the Company) as a component of non-operating income (expense) related to the derivative instruments not designated as hedges. For the years ended December 31, 2003 and 2002, realized net gains (losses) of $1.7 million and $(0.6) million were recognized as a component of aircraft fuel expense on liquidated contracts designated as hedges (during the period Hawaiian was consolidated by the Company). Based upon Hawaiian’s derivative positions as of December 31, 2002, realized gains of $0.8 million and unrealized gains of $1.1 million were recognized as other comprehensive income as of December 31, 2002. The Company reclassified $1.7 million of gains from accumulated other comprehensive income to operations during the year ended December 31, 2003 (during the period Hawaiian was consolidated by the Company) when the hedged fuel expenses were recognized.

5.                                      Restructuring Charges

During the fourth quarter of 2002, based on a reduction in passenger demand, Hawaiian announced capacity reductions in specific transpacific markets. Hawaiian announced that it would reduce its workforce by approximately 150 employees, or four percent of the total workforce, in an effort to bring its cost structure in line with current and expected revenues. In addition, Hawaiian secured voluntary leaves of absence from approximately 60 flight attendants, reduced work schedules for part-time reservations personnel and decided to leave certain open positions unfilled. As a result of these actions, for the year ended December 31, 2002, the Company recorded a restructuring charge of $8.7 million related primarily to the accelerated retirement of its remaining eight leased DC-10 aircraft. This charge consisted of approximately $10.1 million related primarily to future lease commitments on the DC-10 aircraft, lease return conditions and maintenance commitments, severance costs for approximately 150 DC-10 pilots, and a write-down of DC-10 improvements and spare parts, partially offset by a credit of $1.4 million related to the sale of eight non-operating DC-9 aircraft and related assets that had been previously written down.

Activity related to the restructuring charges for the years ended December 31, 2003 and 2002, is as follows (the non-cash utilization of the restructuring change during the year ended December 31, 2003 represents the elimination of the remaining restructuring reserves upon the deconsolidation of Hawaiian):

	Beginning Reserve	Restructuring Charges	Utilization of Charge		Remaining Reserve
			Cash	Non-Cash
Year ended December 31, 2002:
Write-down of spare parts and improvements	$—	$1,243	$—	$(1,243)	$—
Allowance for future lease payments, return conditions, and early termination costs	—	7,344	—	—	7,344
Pilot severance costs	—	1,600	—	—	1,600
	$—	10,187	$—	$(1,243)	$8,944
Sale of non-operating DC-9 assets		(1,486)
		$8,701

Year ended December 31, 2003:
Allowance for future lease payments, return conditions, and early termination costs	$7,344	$—	$(120)	$(7,224)	$—
Pilot severance costs	1,600	—	(1,389)	(211)	—
	$8,944	$—	$(1,509)	$(7,435)	$—

6.                                      Reorganization Items, Net

Reorganization items, net represents amounts directly associated with Hawaiian’s reorganization and restructuring subsequent to the Petition Date and are presented separately in the statement of operations for the period during which Hawaiian was consolidated by the Company. Reorganization items, net consists primarily of professional fees incurred in connection with Hawaiian’s Chapter 11 filing.

7.                                      Income Taxes

The components of the income tax provision for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

	2004	2003	2002
Current
Federal	$—	$—	$5,129
State	—	—	775
	—	—	5,904
Deferred
Federal	$—	$—	$(2,172)
State	—	—	(933)
	—	—	(3,105)
Provision for income taxes	$—	$—	$2,799

Income tax expense is based on an estimated annual effective tax rate, which differs from the federal statutory rate in 2004, 2003 and 2002, primarily due to state income taxes, certain nondeductible expenses, and increases in the deferred tax valuation allowance as follows.

	2004	2003	2002
Computed “expected” tax benefit	$(2,469)	$(5,779)	$(19,417)
State income taxes, net of federal income tax benefit	(424)	(494)	(2,883)
Changes in deferred tax valuation allowance	974	5,206	28,071
Other	1,919	1,067	(2,972)
Provision for income taxes	$—	$—	$2,799

During the year ended December 31, 2002, the Company determined that it was no longer more likely than not that any portion of its deferred tax assets would be realized and recognized a full valuation allowance on its net deferred tax assets as of the beginning of the year, all 2002 net operating losses, and all items directly impacting other comprehensive loss (primarily the minimum pension liability). As a result, the valuation allowance for deferred tax assets increased by $44.7 million during 2002. Of this increase, $28.1 million relates to increased valuation allowances for the deferred tax effect of current year losses and the valuation allowance on the opening net deferred tax asset, $17.7 million related to increased valuation allowances for the deferred tax asset attributable to the minimum pension liability, and the remainder related to an increase in deferred tax assets attributable to other comprehensive loss items. The valuation allowance of Hawaiian was eliminated upon the deconsolidation of Hawaiian during the year ended December 31, 2003.

Gross deferred tax assets at December 31, 2004 and 2003 consist solely of net operating loss carryforwards of the Company of $2.0 million and $0.6 million. Due to uncertainty surrounding the realizability of those assets, a valuation allowance has been recorded for the full amount. Deferred tax assets and related valuation allowance of approximately $0.4 million at December 31, 2004 relate to certain operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to capital in excess of par rather than a reduction of income tax. As of December 31, 2004, the Company has total net operating loss carryforwards of approximately $5.1 million to offset future taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire between the years 2014 and 2024.

8.                                      Benefit Plans

Hawaiian sponsors three defined benefit pension plans covering ALPA, IAM and other employees (salaried, Transport Workers Union, Employees of the Communications Section). The plans for the IAM and other employees were frozen effective October 1, 1993. As a result of the freeze, there will be no further benefit accruals. The pilots’ plan is funded based on minimum Employee Retirement Income Security Act of 1974 (ERISA) requirements, but not less than the normal cost plus the 20-year funding of the past service liability. Funding for the ground personnel plans is based on minimum ERISA requirements. Plan assets consist primarily of common stocks, government and convertible securities, insurance contract deposits and cash management and mutual funds.

In addition to providing pension benefits, Hawaiian sponsors two unfunded defined benefit postretirement medical and life insurance plans. Employees in Hawaiian’s pilot group are eligible for certain medical, dental and life insurance benefits under one plan if they become disabled or reach normal retirement age while working for Hawaiian. Employees in Hawaiian’s non-pilot group are eligible for certain medical benefits under another plan if they meet specified age and service requirements at the time of retirement.

The accumulated benefit obligation for Hawaiian’s defined benefit pension plans was $230.8 million as of December 31, 2002. To the extent that the accumulated benefit obligation exceeds the fair value of plan assets, a minimum pension liability must be recognized on the balance sheet. Accordingly, the Company recognized an additional amount (the minimum pension liability adjustment) necessary to record the full amount of the minimum pension liability. Pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, minimum pension liability adjustments are recognized through accumulated other comprehensive loss, rather than through the statement of operations. The minimum pension liability increased shareholders’ deficiency by $96.1 million as of December 31, 2002.

The accumulated benefit obligations and accumulated other comprehensive loss were eliminated upon the deconsolidation of Hawaiian.

The following table sets forth the net periodic benefit cost for the years ended December 31, 2003 and 2002:

	Pension Benefits		Other Benefits
Components of Net Periodic Benefit Cost	2003 *	2002	2003 *	2002
Service cost	$2,045	$7,466	$440	$1,324
Interest costs	4,276	16,342	496	1,525
Expected return on plan assets	(4,198)	(17,271)	—	—
Amortization of prior service cost	—	—	64	239
Recognized net actuarial (gain) loss	1,191	1,865	(14)	(490)
Curtailment and termination benefits	—	881	(344)	—
Net periodic benefit cost	$3,314	$9,283	$642	$2,598

*                    Only represents the period (January 1, 2003 to March 31, 2003) during which Hawaiian was consolidated by the Company.

Hawaiian also sponsors separate deferred compensation 401(k) plans for its pilots, flight attendants and ground and salaried personnel. Participating employer cash contributions are not required under the terms of the pilots’ plan. Hawaiian is required to contribute up to 7.0% of defined compensation pursuant to the terms of the flight attendants’ plan. Contributions to the flight attendants’ plan are funded currently and totaled approximately $0.6 million and $2.2 million in 2003 and 2002, respectively (during the period Hawaiian was consolidated by the Company). Hawaiian is also required to contribute a minimum of 4.04%, up to a maximum of 8%, of eligible earnings to the ground and salaried plan for eligible employees as defined by the plan. Contributions to the ground and salaried 401(k) plan totaled $0.9 million and $3.5 million in 2003 and 2002, respectively (during the period Hawaiian was consolidated by the Company).

9.                                      Capital Stock and Options

As of December 31, 2004 and 2003, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, of which three and seven shares in 2004 and 2003, respectively, have been designated as Special Preferred Stock, par value $0.01 per share.

On July 26, 2004, the Company sold 351,062 unregistered shares of common stock to Donald J. Carty, a director of the Company, for $2.0 million, which represented a 10 percent discount from the trading price of the Common Stock.

On December 8, 2004 the Company sold 650,000 unregistered shares of common stock to institutional investors for $5.80 per share for total gross proceeds of $3.8 million. The price of $5.80 per share represented a 10 percent discount from the trading prices of the Common Stock.

No dividends were paid by the Company during years ended December 31, 2004, 2003, or 2002.

Special Preferred Stock

In connection with the Corporate Restructuring, four shares of the Company’s Series A Special Preferred Stock were issued to AIP with such shares entitling AIP to nominate a number of directors determined based on the percentage of outstanding common equity interest (on a fully diluted basis) that it owns. The IAM, AFA, and ALPA each hold one share of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, (with the Series A Special Preferred Stock, collectively the “Special Preferred Stock”) which entitle each union to nominate one director. The holder of the

Series A Special Preferred Stock is entitled to identify a number of director nominees based on the percentage of outstanding common equity interest (on a fully diluted basis) that it owns: six directors if the holder, together with specified affiliates, own at least 35% of the outstanding common equity interest (on a fully diluted basis); five directors if the holder, together with specified affiliates, own at least 25% of the outstanding common equity interest (on a fully diluted basis); four directors if the holder, together with specified affiliates, own at least 10% of the outstanding common equity interest (on a fully diluted basis); three directors if the holder, together with specified affiliates, own at least 5% of the outstanding common equity interest (on a fully diluted basis); or will not be entitled to identify any directors if the holder, together with specified affiliates, own less than 5% of the outstanding common equity interest (on a fully diluted basis). If the holder of the Series A Special Preferred Stock is entitled to identify less than six directors, the remaining directors of such six will be comprised of outside directors that are not affiliated with either (i) the holder of the Series A Special Preferred Stock, (ii) any of the unions holding Series B, C, or D Special Preferred Stock, or (iii) the Company other than as a director. In addition to the rights described above, each series of the Special Preferred Stock, unless otherwise specified: (1) ranks senior to the Company’s Common Stock and ranks pari passu with each other such series of Special Preferred Stock with respect to liquidation, dissolution and winding up of the Company and will be entitled to receive $0.01 per share before any payments are made, or assets distributed to holders of any stock ranking junior to the Special Preferred Stock; (2) has no dividend rights unless a dividend is declared and paid on the Company’s Common Stock, in which case the Special Preferred Stock would be entitled to receive a dividend in an amount per share equal to two times the dividend per share paid on the Common Stock; (3) is entitled to one vote per share of such series and votes with the Common Stock as a single class on all matters submitted to holders of the Company’s Common Stock; (4) automatically converts into the Company’s Common Stock on a 1:1 basis, (i) in the case of the Series A Special Preferred Stock, upon the transfer of any shares of Series A Special Preferred Stock to any person or entity that is not an affiliate of AIP; or if the holder of Series A Special Preferred Stock ceases to own 5% or more of the outstanding common equity interest of the Company (on a fully diluted basis) for a period of 365 consecutive days or (ii) in the cases of the Series B, C and D Special Preferred Stock, at such time as such shares are transferred or such holders are no longer entitled to nominate a representative to the Company’s Board of Directors pursuant to their respective collective bargaining agreements. As further discussed in Note 1, the four shares of Series A Special Preferred Stock held by AIP were cancelled.

Stock Compensation

As part of the collective bargaining agreement negotiated with the ALPA in December 2000, Hawaiian agreed to distribute 1,685,380 shares of Hawaiian’s common stock on a quarterly basis to the individual 401(k) accounts of ALPA pilots in Hawaiian’s employment during 2001 and 2002. Subsequent to the Corporate Restructuring, each pilot participant eligible to receive a share of Hawaiian common stock became eligible to receive, on the same terms and conditions as were in effect immediately prior to the Corporate Restructuring, one share of the Company’s common stock instead. In 2002, 1,051,214 shares, required for the fourth quarter of 2001 and the first, second and third quarters of 2002, were distributed to Vanguard Group, Inc. as trustee. The distribution for the quarter ended December 31, 2002, consisting of 105,776 shares, was made on March 14, 2003. The Company recognized compensation expense related to the stock distribution of $2.2 million for the year ended December 31, 2002.

Holdings has agreed to set aside 1,500,000 shares of the Common Stock in a pool for allocation to employees of Hawaiian. Under the agreement, shares in the pool will be allocated between the time of Hawaiian’s emergence from bankruptcy and May 2007, among employees of Hawaiian (other than officers) or to their accounts in Hawaiian’s 401(k) or similar plan. The shares will be allocated pursuant to formulas set forth in the agreement.

Stock Option Plans

Under the 1994 Stock Option Plan, 600,000 shares of Common Stock were reserved for grants of options to officers and key employees of Hawaiian. Under the 1996 Stock Incentive Plan, as amended, 4,500,000 shares of Common Stock were reserved for issuance of discretionary grants of options to Hawaiian’s employees. Hawaiian also had a 1996 Nonemployee Director Stock Option Plan under which 500,000 shares of Common Stock were reserved for issuance and grants of options to nonemployee members of the Board of Directors. Following the Corporate Restructuring, the Company assumed sponsorship of the then-existing Hawaiian stock option plans. As a result, the outstanding options became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Corporate Restructuring, except that shares of the Company’s common stock would be issued upon the exercise or issuance of these options instead of Hawaiian common stock.

Stock options were granted with an exercise price equal to the common stock’s fair market value at the date of grant, generally vested over a period of four years and expired, if not previously exercised, ten years from the date of grant.

	Shares of Common Stock		Weighted average of exercise price
	Available	Outstanding

Balance at December 31, 2001	1,439,500	3,018,000	$2.97
Granted
1996 Stock Incentive Plan	(350,000)	350,000	2.46
1996 Nonemployee Director Stock Option Plan	(164,000)	164,000	3.26
Exercised
1996 Stock Incentive Plan	—	(20,000)	2.06
Forfeited
1996 Stock Incentive Plan	110,000	(110,000)	2.91

Balance at December 31, 2002	1,035,500	3,402,000	$2.92
Forfeited
1996 Stock Incentive Plan	290,000	(290,000)	3.42
1996 Nonemployee Director Stock Option Plan	24,000	(24,000)	2.81

Balance at December 31, 2003	1,349,500	3,088,000	$2.90
Exercised
1994 Stock Incentive Plan	—	(50,000)	1.62
1996 Stock Incentive Plan	—	(1,050,000)	3.29
1996 Nonemployee Director Stock Option Plan	—	(194,000)	3.16
Forfeited
1996 Stock Incentive Plan	280,000	(280,000)	2.38

Balance at December 31, 2004	1,629,500	1,514,000	$2.72

Stock option activity during the periods indicated is as follows:

As of December 31, 2004, vesting requirements and exercise periods under each respective plan are as follows:

	Vesting	Exercise Period
1994 Stock Option Plan	Fully vested	Through 2005
1996 Stock Incentive Plan	Various from 2005 through 2006	Various from 2005 through 2012
1996 Nonemployee Director Stock Option Plan	Fully vested	Various from 2005 through 2012

As of December 31, 2004, the range of exercise prices and weighted-average remaining contractual lives of outstanding options was $2.10 to $3.69 and 5.8 years, respectively. At December 31, 2004, 2003, and 2002, the number of options exercisable was 1,276,500, 2,628,000 and 2,643,000, respectively, with weighted-average exercise prices of $2.76, $2.96 and $3.02, respectively.

There were no stock options granted during 2004 and 2003. The per share weighted-average fair value of stock options granted during 2002 was $1.62 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

2002
Expected dividend yield	0.00%
Expected volatility	55.00%
Risk-free interest rate	3.54 to 5.29%
Expected life	Up to 7 years

10.                               Stock Repurchases, Related Party Transactions and Related Litigation

In March 2000, Hawaiian’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to five million shares of its common stock from time to time in the open market or privately negotiated transactions. In August 2000, the Board of Directors increased the authorization to 10 million shares. Including the effect of the repurchase of certain warrants and stock repurchased in 2000, the total number of shares of common stock repurchased under the stock repurchase program amounted to 9,333,508 as of December 31, 2001. In March 2002, Hawaiian’s Board of Directors approved another stock repurchase program authorizing the repurchase of up to five million shares of its common stock from time to time in the open market or privately negotiated transactions. Hawaiian purchased 990,700 shares of common stock for $3.1 million at an average cost of $3.17 per share in open market transactions under this program through May 7, 2002, when the repurchase program was halted.

On May 31, 2002, Hawaiian commenced a tender offer to purchase for cash up to 5,880,000 shares of its common stock at a price of $4.25 per share, representing a potential purchase of approximately 17.5% of Hawaiian’s outstanding common stock as of that date (the “Self-Tender”). The Self-Tender terminated without extension on June 27, 2002 and was substantially oversubscribed. Hawaiian accepted 5,880,000 properly tendered shares on a pro rata basis with a proration factor of approximately 22.12%. Payment for accepted shares of $25.0 million was made on July 8, 2002.

Included in other operating expenses for the years ended December 31, 2003 and 2002 is $0.2 million and $2.6 million, respectively, related to a services agreement with Smith Management LLC (“Smith Management”), whereby Hawaiian paid $2.0 million to Smith Management for specified corporate, financial and tax services purportedly provided to Hawaiian through March 31, 2002, and $75,000 per month for such services thereafter. Mr. Adams is also the president of Smith Management.

Subsequent to the Corporate Restructuring, Hawaiian paid certain expenses on behalf of the Company, generally relating to the Company’s obligations as a public company. In addition, Hawaiian transferred $500,000, which is recorded as restricted cash, to the Company immediately prior to Hawaiian’s bankruptcy filing. The Company had $1.4 million due to Hawaiian as of December 31, 2004 and 2003.

On November 28, 2003, the Trustee filed a complaint (the “Complaint”) with the Bankruptcy Court, naming Mr. Adams, AIP, LLC, AIP and Smith Management (together, the “Adams Defendants”) and the Company, as defendants. The Complaint asserted various counts based on corporate actions including claims alleging, inter alia, fraudulent transfer claims under the Bankruptcy Code and Hawaii law; avoidance and recovery of preference under the Bankruptcy Code; unlawful distribution under Hawaii law; violations of the duties of care and loyalty under Hawaii law; and unjust enrichment under Hawaii law. The factual allegations relate to the Self-Tender; payments made by Hawaiian to Smith Management; $200,000 in compensation paid by Hawaiian to Mr. Adams; and the $500,000 transferred from Hawaiian to the Company immediately prior to Hawaiian’s bankruptcy filing. Based on all of the claims in the Complaint, the Trustee sought in excess of $28.0 million, as well as punitive damages, prejudgment interest and the costs of the lawsuit. The Adams Defendants and the Company served answers denying all material allegations of the Complaint on January 5, 2004 and on February 18, 2004, respectively. On December 17, 2004 Hawaiian and the Adams Defendants entered into a settlement agreement under which the Adams Defendants agreed to pay the sum of $3.6 million to Hawaiian in exchange for a release of Hawaiian’s claims. At a hearing held on February 24, 2005, the Bankruptcy Court approved the settlement agreement. The $3.6 million is payable to Hawaiian no later than ten days after the effective date of the Joint Plan.

With respect to the $500,000 transferred from Hawaiian, the Company has filed a response in which it acknowledges that it received $500,000 from Hawaiian shortly before the commencement of Hawaiian’s bankruptcy case and that it is prepared to return that cash to Hawaiian. The Company has not, however, returned the funds because the Pension Benefit Guarantee Corporation (PBGC) has asserted a contingent claim against the Company, which claim it has alleged is secured by the $500,000 that the Company would otherwise return to Hawaiian. The PBGC claim arises from the pension plan for the pilots employed by Hawaiian. That pension plan has not been terminated and, therefore, the contingency to the PBGC having a claim against the Company has not occurred. The PBGC has, however, asserted a claim, pending confirmation of the Joint Plan that definitively provides for the preservation of the pension plan.

During 2003, the Security and Exchange Commission (SEC) opened a formal, nonpublic investigation of Hawaiian and several of its then officers, including Mr. Adams, related to the Self-Tender. On March 13, 2004, Hawaiian announced that the Staff of the San Francisco District Office of the SEC was considering recommending that the SEC authorize a civil action against Mr. Adams and AIP for possible violations of securities laws related to the Self-Tender. On September 23, 2004, Hawaiian announced a settlement agreement with the SEC that resolves the SEC’s investigation of the Self-Tender, pursuant to which investigation the SEC concluded that the Self-Tender violated SEC rules relating to tender offers. Under the terms of the settlement, the SEC will not file any claim or seek any monetary penalties against Hawaiian, and Hawaiian pledges to comply with tender offer disclosure rules if it should ever again make a public tender offer.

On October 14, 2003, the Company and Smith Management entered into an agreement (the “Smith Management Agreement”), whereby the parties agreed that Smith Management would continue to provide the Company with corporate, financial, strategic, planning, management, consulting and tax-related services and forego receiving compensation or reimbursement for any expenses for services provided until the parties mutually agreed otherwise. The Smith Management Agreement replaced the previous agreement between Smith Management and Hawaiian as discussed above. Under the Smith Management Agreement, the Company agreed that neither Smith Management nor any of its members, affiliates, officers, directors, employees, consultants or advisors (collectively the “Smith Representatives”) shall be liable or held accountable, in damages or otherwise, for any errors of judgment or any mistakes of fact or law or for anything that the Smith Management or the Smith Representatives do or refrain from doing in good faith in providing or failing to provide services under the Smith Management Agreement. Further, the Company agreed to indemnify the Smith Management and the Smith Representatives (collectively the “Smith Indemnitees”), and each of their successors and assigns, subject to certain conditions, from and against any and all losses or cost suffered or sustained by any Smith Indemnitees (other than any losses or cost arising out of the gross negligence or willful misconduct of Smith Management or the Smith Representatives), arising in connection with their obligations under the Smith Management Agreement. In connection with RC Aviation’s purchase of ten million shares of the Company’s common stock from AIP in June 2004, the Smith Management Agreement was terminated, but the indemnification and exculpation provisions described above survive termination of the Agreement. However, the Company has no obligation to indemnify the Smith Representatives for amounts paid by them pursuant to the settlement with the Trustee.

In addition, the Company incurred certain amounts of debt owed to AIP or its affiliates. AIP informed the Company that AIP believed that the Company owed AIP and its affiliates an aggregate amount of approximately $1.6 million for expenditures paid on the Company’s behalf by AIP and its affiliates to fund costs associated with maintaining the Company’s status as a public company, costs related to preparing a plan of reorganization for Hawaiian, and other obligations of the Company. All such indebtedness to AIP and its affiliates was satisfied pursuant to a Mutual Release, dated as of December 30, 2004, by and among the Company, RC Aviation, RC Aviation Management, LLC, John Adams, Smith Management, AIP and Airline Investors Partnership.

Included in other operating expenses for the year ended December 31, 2002 is $300,000 related to a consulting agreement with Todd G. Cole, a director of Hawaiian through May 15, 2003, pursuant to which Mr. Cole provided executive consulting services regarding fleet utilization, scheduling and other operational matters for a fee of $20,833 per month from May 1, 2002 through October 31, 2002 and a single payment of $125,800 due January 6, 2003. The consulting agreement was extended through December 31, 2002, during which Mr. Cole received a fee of $41,666 per month and accrued payments during the initial term totaling $125,000 on October 31, 2002. The consulting agreement was terminated on December 31, 2002.

From May 19, 2000 through April 25, 2003, Hawaiian invested $3.0 million in certificates of deposit with Liberty Bank, SSB, of Austin, Texas. Liberty Bank is indirectly majority owned by Mr. Adams and another individual. Edward Z. Safady and Thomas J. Trzanowski, both former members of Hawaiian’s Board of Directors, are employees and/or directors of Liberty Bank, SSB.

In July 2004, the Company sold 351,062 unregistered shares of the Company’s Common Stock to Donald J. Carty, a director of the Company, for $2.0 million.

The Company had approximately $57,000 due to Ranch Capital, LLC as of December 31, 2004 related to out of pocket travel expenses for the Company’s officers, Lawrence S. Hershfield and Randall L. Jenson, paid by Ranch Capital, LLC on behalf of the Company. Mr. Hershfield and Mr. Jenson are respectively the Chief Executive Officer and Managing Director of Ranch Capital, LLC.

11.                               Concentration of Business Risk

Financial instruments that potentially subject the Company to risk due to concentrations consist principally of accounts with financial institutions in excess of federally insured limits. As of December 31, 2004 and 2003, the Company had deposits in two financial institutions that were in excess of federally insured amounts totaling $2.1 million and $0.4 million, respectively.

12.                               Segment Information

Principally all operations of Hawaiian either originate or end in the State of Hawaii. The management of such operations is based on a system-wide approach due to the interdependence of Hawaiian’s route structure in its various markets. Hawaiian operates as a matrix form of organization as it has overlapping sets of components for which managers are held responsible. Managers report to Hawaiian’s chief operating decision-maker on both Hawaiian’s geographic components and Hawaiian’s product and service components, resulting in the components based on products and services constituting one operating segment. As Hawaiian offers only one service (i.e., air transportation), management has concluded that it has only one segment. Hawaiian’s principal line of business, the scheduled and chartered transportation of passengers, constitutes more than 90% of its operating revenue. The following table delineates scheduled and chartered passenger revenue of Hawaiian for the period during which Hawaiian was consolidated by the Company:

	2003*	2002

Transpacific	$87,094	$341,662
Interisland	42,151	180,391
South Pacific	4,442	19,940
Overseas Charter	11,832	46,480
	$145,519	$588,473

*                   Only represents the period during which Hawaiian was consolidated by the Company.

13.                               Supplemental Financial Information (unaudited)

Unaudited Quarterly Financial Information (in thousands, except for per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Operating revenue	$—	$—	$—	$—
Operating loss	(1,264)	(2,589)	(1,757)	(1,656)
Nonoperating income	1	2	1	—
Net loss	(1,263)	(2,587)	(1,756)	(1,656)
Net loss per Common Stock share:
Basic and diluted	(0.04)	(0.09)	(0.06)	(0.05)

	First Quarter*	Second Quarter	Third Quarter	Fourth Quarter
2003:
Operating revenue	$157,064	$—	$—	$—
Operating loss	(13,559)	(451)	(531)	(552)
Nonoperating expense	(1,905)	—	—	—
Net loss	(15,464)	(451)	(531)	(552)
Net loss per Common Stock share:
Basic and diluted	(0.55)	(0.02)	(0.02)	(0.02)

*                    Includes the consolidated results of the Company and Hawaiian. All other periods include the deconsolidated results of the Company only.

14.                               Subsequent Events

Subsequent to the original issuance of these financial statements in March 2005, Hawaiian reached a revised final proposed agreement with the negotiating committee of ALPA, which was ratified by the members of the ALPA, and the Joint Plan was consummated on June 2, 2005. In addition to providing for payment in full of all allowed claims, the Joint Plan also provided for the merger of Hawaiian with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.  The Joint Plan was consummated with the financing transactions set forth below.  As a result, the conditions that previously raised substantial doubt about whether the Company would continue as a going concern no longer exist.

Common Stock

On June 2, 2005, the Company issued approximately 14.1 million shares of its common stock to holders of lease-related claims in Hawaiian’s bankruptcy case pursuant to the Joint Plan.

Senior Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin, as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by the Company.  The Senior Credit Facility matures in three years.

Term B Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25.0 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by the Company.  The Term B Facility matures in three years.

Note Purchase Agreement

On June 1, 2005, the Company and RC Aviation entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which certain members of RC Aviation purchased from the Company Series A Subordinated Convertible Notes due June 1, 2010 (the “Series A Notes”) and Series B Subordinated Convertible Notes due June 1, 2010 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in the aggregate principal amount of $60.0 million.  The Notes provide for interest at a rate of 5% per annum, payable in cash or additional Notes at the option of the Company. The Notes will be convertible into the Company’s common stock at an initial conversion price of $4.35 per share, subject to adjustment upon the occurrence of certain dilutive events. The Series A Notes are convertible into 8,933,000 shares of the Company’s common stock at any time after the first anniversary of the issuance thereof, and the Series B Notes are convertible into 4,860,103 shares of the Company’s common stock at any time after the latest to occur of (i) the effectiveness of an amendment to the Company’s Amended and Restated Certificate of Incorporation increasing the aggregate number of authorized shares of the Company’s common stock to an amount that would allow for the full conversion of the Series B Notes and the full exercise of the common stock warrant issued to RC Aviation on June 2, 2005, (ii) the receipt of stockholder approval authorizing the issuance of the Company’s common stock upon conversion of the Series B Notes, and (iii) the first anniversary of the issuance of the Notes. The Notes become due in five years from the issue date, if not prepaid or converted prior to such date. The Company has the right, and has covenanted to use its best efforts, to redeem the Notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance. On June 2, 2005, RC Aviation also received a warrant to purchase shares of newly designated Series E Preferred Stock of the Company, such warrant to be automatically exchanged, upon the occurrence of certain events, for warrants to purchase up to ten percent (10%) of the fully-diluted shares of common stock of the Company (6,856,000 shares) at an exercise price of $7.20 per share, of which warrants half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes.